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                                                                 EXHIBIT(d)2.(v)



                             SUB-ADVISORY AGREEMENT

         THIS AGREEMENT, made this 5th day of November, 1997, is among OPCAP ADVISORS, a Delaware general partnership (the "Sub-Adviser"), WNL INVESTMENT ADVISORY SERVICES, INC., a Delaware corporation (the "Adviser"), and WNL SERIES TRUST, a Massachusetts business trust (the "Trust").

BACKGROUND INFORMATION

         (A) The Adviser has entered into an Investment Advisory Agreement dated as of August 23, 1995, with the Trust, a copy of which agreement is attached hereto as Exhibit A (the "Investment Advisory Agreement"). Pursuant to the Investment Advisory Agreement, the Adviser has agreed to render investment advisory and certain other management services to all of the Portfolios of the Trust, and the Trust has agreed to employ the Adviser to render such services and to pay to the Adviser certain fees therefore. The Investment Advisory Agreement recognizes that the Adviser may enter into agreements with other Investment advisers who will serve as Sub-Advisers to the Portfolios of the Trust.

         (B) The parties hereto wish to enter into an agreement whereby the Sub-Adviser will provide to the EliteValue Asset Allocation Portfolio (the "Portfolio") securities investment advisory services for the Portfolio.

WITNESSETH THAT:

         In consideration of the mutual covenants herein contained, the Trust, the Adviser and the Sub-Adviser agree as follows:

         (1) The Trust and Adviser hereby employ the Sub-Adviser to render certain investment advisory services to the Portfolio as set forth herein. The Sub-Adviser hereby accepts such employment and agrees to perform such services on the terms herein set forth, and for the compensation herein provided.

         (2) The Sub-Adviser shall furnish the Portfolio advice with respect to the investment and reinvestment of the assets of the Portfolio in accordance with the investment objectives, restrictions and limitations of the Portfolio, as set forth in the Trust's most recent Registration Statement.

         (3) The Sub-Adviser shall perform a monthly reconciliation of the Portfolio to the holdings report provided by the Trust's custodian and bring any material or significant variances regarding holding or valuation to the attention of the Adviser.




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         (4) The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor. The Sub-Adviser has no authority to act for or represent the Trust or the Portfolio in any way except to direct securities transactions pursuant to its investment advice hereunder. The Sub-Adviser is not an agent of the Trust or the Portfolio.

         (5) It is understood that the Sub-Adviser does not, by this Agreement, undertake to assume or pay any costs or expenses of the Trust or the Portfolio.

         (6)(a) The Adviser agrees to pay the Sub-Adviser for its services to be furnished under this Agreement the fees set forth in Exhibit B attached hereto. Such fees, with respect to each calendar month after the effective date of this Agreement, shall be paid on the twentieth (20th) day after the close of each calendar month.

         (6)(b) The payment of all fees provided for hereunder shall be prorated and reduced for sums payable for a period less than a full month in the event of termination of this Agreement on a day that is not the end of a calendar month.

         (6)(c) For the purposes of this Paragraph 6, the daily closing net asset values of the Portfolio shall be computed in the manner specified in the Registration Statement for the computation of the value of such net assets in connection with the determination of the net asset value of the Portfolio's shares.

         (7) The services of the Sub-Adviser hereunder are not to be deemed to be exclusive, and the Sub-Adviser is free to render services to others and to engage in other activities so long as its services hereunder are not impaired thereby. Without in any way relieving the Sub-Adviser of its responsibilities hereunder, it is agreed that the Sub-Adviser may employ others to furnish factual Information, economic advice and/or research, and investment recommendations, upon which its investment advice and service is furnished hereunder.

         (8) In the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be liable to the Trust, the Portfolio or the Adviser or to any shareholder or shareholders of the Trust, the Portfolio, or the Adviser for any mistake of judgment, act or omission in the course of, or connected with, the services to be rendered by the Sub-Adviser hereunder.

         (9) In connection with the management of the investment and reinvestment of the assets of the Portfolio, the Sub-Adviser is authorized to select the brokers or dealers including any affiliated broker or dealers that will execute purchase and sale transactions for the Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution with respect to such purchases and sales of portfolio securities

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for the Trust. Subject to this primary requirement, and maintaining as its first consideration the benefits for the Portfolio, and its shareholders, the Sub-Adviser shall have the right, subject to the approval of the Board of Trustees of the Trust and of the Adviser, to follow a policy of selecting brokers and dealers who furnish statistical research and other services to the Portfolio, the Adviser, or the Sub-Adviser and, subject to the Rules of Fair Practice of the National Association of Securities Dealers, Inc., to take into account the sale of variable contracts which are invested in Trust shares in allocating to brokers and dealers purchase and sale orders for portfolio securities, provided the Sub-Adviser believes that the quality of the transaction and commission are comparable to what they would be with other qualified firms.

         The Adviser and the Trust's Portfolio recognize and intend that subject to the foregoing provisions of this Section, CIBC Oppenheimer Corp. will act as its regular broker so long as it is lawful for it so to act and that CIBC Oppenheimer Corp. may be a major recipient of brokerage commissions paid by the Trust's Portfolio.

          (10) The Trust may terminate this Agreement by sixty days written notice to the Adviser and the Sub-Adviser at any time, without the payment of any penalty, by vote of the Trust's Board of Trustees, or by vote of a majority of its outstanding voting securities. The Adviser may terminate this Agreement by sixty days written notice to the Sub-Adviser and the Sub-Adviser may terminate this Agreement by sixty days written notice to the Adviser, without the payment of any penalty. This Agreement shall immediately terminate in the event of its assignment, unless an order is issued by the Securities and Exchange Commission conditionally or unconditionally exempting such assignment from the provision of Section 15(a) of the Investment Company Act of 1940, in which event this Agreement shall remain in full force and effect. This Agreement will terminate automatically upon the termination of the Investment Advisory Agreement.

          (11) Subject to prior termination as provided above, this Agreement shall continue in force for a period of two years from the date of execution and from year to year thereafter if its continuance after said date: (1) is specifically approved on or before said date and at least annually thereafter by vote of the Board of Trustees of the Trust, including a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Trust, and (2) is specifically approved at least annually by the vote of a majority of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

         (12) The Adviser shall indemnify and hold harmless the Sub-Adviser, its officers and directors and each person, if any, who controls the Sub-Adviser within the meaning of Section 15 of the Securities Act of 1933 ("1933 Act") (any and all such persons shall be referred to as "Indemnified Party"), against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability,



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claim, damages or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any matter to which this Sub-Advisory Agreement relates. However, in no case (i) is this indemnity to be deemed to protect any particular Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Sub-Advisory Agreement or
(ii) is the Adviser to be liable under this indemnity with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Sub-Adviser or such controlling persons.

    The Sub-Adviser shall indemnify and hold harmless the Adviser and each of its directors and officers and each person if any who controls the Adviser within the meaning of Section 15 of the 1933 Act, against any loss, liability, claim, damage or expense described in the foregoing indemnity, but only with respect to the Sub-Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties under this Sub-Advisory Agreement. In case any action shall be brought against the Adviser or any person so indemnified, in respect of which indemnity may be sought against the Sub-Adviser, the Sub-Adviser shall have the rights and duties given to the Adviser, and the Adviser and each person so indemnified shall have the rights and duties given to the Sub-Adviser by the provisions of subsections (i) and (ii) of this section.

         (13) The Sub-Adviser shall provide marketing support to the Adviser in connection with the sale of Trust shares and/or the sale of variable annuity and variable life insurance contracts issued by Western National Life Insurance Company and its affiliates which may invest in the Trust (collectively, the "Life Company"), as reasonably requested by the Adviser. Such support shall include, but not necessarily be limited to, presentations by representatives of the Sub-Adviser at investment seminars, conferences and other industry meetings. Any materials utilized by the Adviser which contain any information relating to the Sub-Adviser shall be submitted to the Sub-Adviser for approval prior to use, not less than five (5) business days before such approval is needed by the Adviser. Any materials utilized by the Sub-Adviser which contain any information relating to the Adviser, the Life Company (including any information relating to its separate accounts or variable annuity or variable life insurance contracts) or the Trust shall be submitted to the Adviser for approval prior to use, not less than five (5) business days before such approval is needed by the Sub-Adviser. No such materials shall be used if the Sub-Adviser or the Adviser reasonably objects in writing to such use within five days after receipt of such material.

         (14) This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.





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         (15) The Sub-Adviser agrees to notify the parties within a reasonable period of time regarding a material change in the membership of the Sub-Adviser.

         (16) The terms "vote of a majority of the outstanding voting securities," "assignment" and "interested persons," when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended.

         (17) This Agreement is executed by the Trustees of the Trust, not individually, but rather in their capacity as Trustees under the Declaration of Trust dated December 12, 1994, as amended April 19, 1995. None of the Shareholders, Trustees, officers, employees, or agents of the Trust shall be personally bound or liable under this Agreement, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder but only to the property of the Trust and, if the obligation or claim relates to the property held by the Trust for the benefit of one or more but fewer than all Portfolios, then only to the property held for the benefit of the affected Portfolio.

         (18) This Agreement will become binding on the parties hereto upon their execution of the attached Exhibit B to the Agreement.

         (19) Any notice hereunder shall be deemed duly given if sent by hand, evidenced by written receipt or by certified mail, return receipt requested, to the parties at the address set forth below:

If to the Sub-Adviser:

    OpCap Advisors
    One World Financial Center
    200 Liberty Street
    New York, NY 10281
    Attn:   Thomas E. Duggan, Esq.
            General Counsel and Secretary

If to the Adviser:

    WNL Investment Advisory Services, Inc.
    5555 San Felipe, Suite 900
    Houston, TX 77056
    Attn: Dwight L. Cramer, Esq.

If to the Trust:

    WNL Series Trust







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    5555 San Felipe, Suite 900
    Houston, TX 77056
    Attn: Dwight L. Cramer, Esq.

or to such other address as to which the recipient shall have informed the other party in writing.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date and year first above written.

WNL SERIES TRUST

By:  /s/ KURT R. FREDLAND
   ---------------------------------------
   Title: Vice President

WNL INVESTMENT ADVISORY SERVICES, INC.


By:  /s/ KURT R. FREDLAND
   ---------------------------------------
   Title: Vice President

OPCAP ADVISORS

By:  /s/ BERNARD A. [ILLEGIBLE]
   ---------------------------------------
   Title:




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                       EXHIBIT B TO SUB-ADVISORY AGREEMENT

                                WNL SERIES TRUST

                           SUB-ADVISORY COMPENSATION

For all services rendered by Sub-Adviser hereunder, Adviser shall pay to Sub-Adviser and Sub-Adviser agrees to accept as full compensation for all services rendered hereunder, monthly a fee of:

ELITEVALUE ASSET ALLOCATION PORTFOLIO

    of 1% on an annualized basis of net assets under management.

WNL SERIES TRUST

By:  /s/ KURT R. FREDLAND
   ---------------------------------------
   Title: Vice President

WNL INVESTMENT ADVISORY SERVICES, INC.


By:  /s/ KURT R. FREDLAND
   ---------------------------------------
   Title: Vice President

OPCAP ADVISORS

By:  /s/ BERNARD A. [ILLEGIBLE]
   ---------------------------------------
   Title:

A copy of the document establishing the Trust is filed with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Portfolio.